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                                                                      EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


Absolute Quality Leadership, Inc.

Safeskin Corporation (Malaysia) Sdn. Bhd.

Safeskin Engineering & Machinery Sdn. Bhd.

Safeskin Latex Company Sdn. Bhd.

Safeskin Latex Thailand Limited

Safeskin International B.V.

Safeskin Corporation Thailand Limited

Eastern Safeskin Corporation (Inactive)

Safeskin (Deutschland) GmbH

Safeskin (UK) Limited

Safeskin (B.V.I.) Limited

Safeskin Insurance Management, Inc.

Tactyl Technologies, Inc.